PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-203433 Dated September 25, 2015
Royal Bank of Canada Trigger Return Optimization Securities
$2,556,400 Securities Linked to the S&P 500® Index due on September 28, 2018
$4,298,020 Securities Linked to the Russell 2000® Index due on September 28, 2018
Investment Description
Trigger Return Optimization Securities are unconditional, unsecured and unsubordinated debt securities issued by Royal Bank of Canada with returns linked to the performance of a specific equity index (each, an “Index,” and collectively, the “Indices”) (each, a “Security” and collectively, the “Securities”). If the applicable Index Return is positive, Royal Bank of Canada will repay the principal amount at maturity plus pay a return equal to 1.5 (the “Multiplier”) times the applicable Index Return, up to the applicable Maximum Gain. If the applicable Index Return is zero or negative, and the applicable Index Ending Level is greater than or equal to the applicable Trigger Level, Royal Bank of Canada will pay you the principal amount at maturity. If the applicable Index Ending Level is less than the applicable Trigger Level, Royal Bank of Canada will pay less than the full principal amount at maturity if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the applicable Index over the term of the Securities, and you may lose up to 100% of your initial investment. Investing in the Securities involves significant risks. The Securities do not pay dividends or interest. You may lose some or all of your principal amount. The Securities will not be listed on any exchange. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.  If Royal Bank of Canada were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates
❑        Enhanced Growth Potential Up to the Applicable Maximum Gain— At maturity, if the applicable Index Return is positive, Royal Bank of Canada will pay you the principal amount plus a return equal to the Multiplier times the applicable Index Return up to the applicable Maximum Gain. If the applicable Index Return is negative, investors may be exposed to the negative applicable Index Return at maturity.
❑        Contingent Repayment of Principal— If the applicable Index Return is negative, and the applicable Index Ending Level is not below the applicable Trigger Level, Royal Bank of Canada will repay your principal amount.  However, if the applicable Index Ending Level is less than the applicable Trigger Level, investors will be exposed to the full downside performance of the applicable Index and Royal Bank of Canada will pay less than the principal amount, resulting in a loss of principal amount that is proportionate to the percentage decline in the applicable Index.  Accordingly, you may lose some or all of the principal amount of the Securities. The contingent repayment of principal applies only at maturity.  Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.

Trade Date                              September 25, 2015
Settlement Date                       September 30, 2015
Final Valuation Date1               September 24, 2018
Maturity Date1                          September 28, 2018
1      Subject to postponement in the event of a market disruption event and as described under “General Terms of the Securities — Payment at Maturity” in the accompanying product prospectus supplement no. UBS-ROS-4.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE APPLICABLE INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF ROYAL BANK OF CANADA.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 5 OF THIS PRICING SUPPLEMENT AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE PS-3 OF THE ACCOMPANYING PRODUCT PROSPECTUS SUPPLEMENT NO. UBS-ROS-4 BEFORE PURCHASING ANY SECURITIES.  EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.  YOU COULD LOSE SOME OR ALL OF THE PRINCIPAL AMOUNT OF THE SECURITIES.

Securities Offering
This pricing supplement relates to two separate Trigger Return Optimization Securities that we are offering.  Each Security is linked to a different equity index. The return on the principal amount of each Security is subject to, and will not exceed, the predetermined Maximum Gain.  The Securities are offered at a minimum investment of 100 Securities at the Price to Public described below.

Underlying Index	Multiplier	Maximum Gain	Index Starting Level	Trigger Level	CUSIP	ISIN
S&P 500® Index	1.5	36.90%	1,931.34	1,448.51, which is 75% of the Index Starting Level (rounded to two decimal places)	78013D698	US78013D6985
Russell 2000® Index	1.5	42.60%	1,122.789	842.092, which is 75% of the Index Starting Level (rounded to three decimal places)	78013D680	US78013D6803

See “Additional Information About Royal Bank of Canada and the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus dated April 30, 2015, the prospectus supplement dated April 30, 2015, product prospectus supplement no. UBS-ROS-4 dated May 5, 2015 and this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement and product prospectus supplement no. UBS-ROS-4.  Any representation to the contrary is a criminal offense.

	Price to Public		Fees and Commissions(1)	Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the S&P 500® Index (the “SPX”)	$2,556,400.00	$10.00	$63,910.00	$0.25	$2,492,490.00	$9.75
Securities Linked to the Russell 2000® Index (the “RTY”)	$4,298,020.00	$10.00	$107,450.50	$0.25	$4,190,569.50	$9.75

(1) UBS Financial Services Inc., which we refer to as UBS, will receive a commission of $0.25 per $10 principal amount of the Securities.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 16 of this pricing supplement.

The initial estimated value of the Securities as of the date of this document is $9.6015 per $10 in principal amount for Securities linked to the SPX and $9.5728 per $10 in principal amount for Securities linked to the RTY, which are both less than the price to public. The actual value of the Securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value under ‘‘Key Risks’’ beginning on page 5, “Supplemental Plan of Distribution (Conflicts of Interest)” on page 16 and “Structuring the Securities” on page 16 of this pricing supplement.

The Securities will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information About Royal Bank of Canada and the Securities
You should read this pricing supplement together with the prospectus dated April 30, 2015, as supplemented by the prospectus supplement dated April 30, 2015, relating to our senior global medium-term notes. Series G, of which these Securities are a part, and the more detailed information contained in product prospectus supplement no. UBS-ROS-4 dated May 5, 2015. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. UBS-ROS-4, as the Securities involve risks not associated with conventional debt securities.

If the terms of the prospectus, prospectus supplement and product prospectus supplement no UBS-ROS-4 are inconsistent with the terms discussed herein, the terms discussed in this pricing supplement will control.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product prospectus supplement no. UBS-ROS-4 dated May 5, 2015: http://www.sec.gov/Archives/edgar/data/1000275/000121465915003611/c53151424b5.htm

♦	Prospectus supplement dated April 30, 2015: http://www.sec.gov/Archives/edgar/data/1000275/000121465915003446/n429152424b3.htm

♦	Prospectus dated April 30, 2015: http://www.sec.gov/Archives/edgar/data/1000275/000121465915003442/l429151424b3.htm

As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Securities may be suitable for you if, among other considerations:

♦     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You can tolerate the loss of all or a substantial portion of the principal amount of the Securities and are willing to make an investment that may have the full downside market risk as a hypothetical investment in the applicable Index.

♦     You believe the level of the applicable Index will appreciate over the term of the Securities and that the appreciation is unlikely to exceed the applicable Maximum Gain.

♦     You understand and accept that your potential return is limited by the Maximum Gain and you are willing to invest in the Securities based on the Maximum Gain indicated on the cover page of this pricing supplement.

♦     You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the applicable Index.

♦     You do not seek current income from your investment and are willing to forgo dividends paid on the applicable Index stocks.

♦     You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

♦     You are willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, and understand that if Royal Bank of Canada defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦     You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You require an investment designed to provide a full return of principal at maturity.

♦     You cannot tolerate the loss of all or a substantial portion of the principal amount of the Securities, and you are not willing to make an investment that may have the full downside market risk as a hypothetical investment in the applicable Index.

♦     You believe that the level of the applicable Index will decline over the term of the Securities, or you believe the level of that Index will appreciate over the term of the Securities by a percentage that exceeds the applicable Maximum Gain.

♦     You seek an investment that has unlimited return potential without a cap on appreciation.

♦     You are unwilling to invest in the Securities based on the Maximum Gain indicated on the cover page of this pricing supplement.

♦     You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the applicable Index.

♦     You seek current income from this investment or prefer to receive the dividends paid on the applicable Index stocks.

♦     You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.

♦     You are not willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this pricing supplement and “Risk Factors” in the accompanying product prospectus supplement no. UBS-ROS-4 for risks related to an investment in the Securities.

Final Terms of the Securities1
Issuer:	Royal Bank of Canada

Issue Price:	$10 per Security (subject to a minimum purchase of 100 Securities).

Principal Amount:	$10 per Security.

Term:	Approximately 3 years for each of the Securities

Index:	A specific equity index, as set forth on the cover page of this pricing supplement.

Multiplier:	1.5 for each of the Securities

Maximum Gain:	The Maximum Gain is (i) 36.90%for Securities linked to the SPX and (ii) 42.60% for Securities linked to the RTY.

Payment at Maturity (per $10 Security):
If the applicable Index Return is positive, Royal Bank of Canada will pay you:

$10 + ($10 x the lesser of (i) Multiplier x applicable Index Return and (ii) applicable Maximum Gain)

If the applicable Index Return is zero or negative and the applicable Index Ending Level is greater than or equal to the applicable Trigger Level, Royal Bank of Canada will pay you:

$10

If the applicable Index Ending Level is less than the applicable Trigger Level, Royal Bank of Canada will pay you:

$10 + ($10 x the applicable Index Return)

In this scenario, you will lose some or all of the principal amount of the Securities in an amount proportionate to the negative Index Return.

Index Return:	Index Ending Level – Index Starting Level Index Starting Level

Index Starting Level:	The applicable Index Closing Level on the Trade Date, as specified on the cover page of this pricing supplement.

Index Ending Level:	The applicable Index Closing Level on the Final Valuation Date.

Trigger Level:	75% of the applicable Index Starting Level, as specified on the cover page of this pricing supplement.

Investment Timeline

Trade Date:	The applicable Maximum Gain was set. The applicable Index Starting Level and Trigger Level were determined.

Maturity Date:
The applicable Index Ending Level and Index Return are determined.

If the applicable Index Return is positive, Royal Bank of Canada will pay you a cash payment per $10.00 Security that provides you with your principal amount plus a return equal to the applicable Index Return times the Multiplier, subject to the applicable Maximum Gain. Your payment at maturity per $10.00 Security will be equal to:

$10 + ($10 x the lesser of (i) Multiplier x the applicable Index Return and (ii) the applicable Maximum Gain)

If the applicable Index Return is zero or negative and the applicable Index Ending Level is greater than or equal to the applicable Trigger Level, Royal Bank of Canada will pay you a cash payment of $10.00 per $10.00 Security.

If the applicable Index Ending Level is less than the applicable Trigger Level, Royal Bank of Canada will pay you a cash payment that is less than the principal amount of $10.00 per Security, resulting in a loss of principal that is proportionate to the percentage decline in the applicable Index, and equal to:

$10.00 + ($10.00 x Index Return)

In this scenario, you will lose some or all of the principal amount of the Securities, in an amount proportionate to the negative Index Return.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF ROYAL BANK OF CANADA.  IF ROYAL BANK OF CANADA WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

1 Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in any of the component securities of the applicable Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement no. UBS-ROS-4. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Securities.

Risks Relating to the Securities Generally

♦
Your Investment in the Securities May Result in a Loss of Principal — The Securities differ from ordinary debt securities in that Royal Bank of Canada is not necessarily obligated to repay the full principal amount of the Securities at maturity. The return on the Securities at maturity is linked to the performance of the applicable Index and will depend on whether, and the extent to which, the applicable Index Return is positive or negative. If the applicable Index Ending Level is less than the applicable Trigger Level, you will be fully exposed to any negative Index Return and Royal Bank of Canada will pay you less than your principal amount at maturity, resulting in a loss of principal of your Securities that is proportionate to the percentage decline in the applicable Index. Accordingly, you could lose the entire principal amount of the Securities.

♦
The Contingent Repayment of Principal Applies Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss even if the level of the applicable Index is above the applicable Trigger Level at the time of sale.

♦
The Multiplier Applies Only if You Hold the Securities to Maturity — The application of the Multiplier only applies at maturity.  If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full effect of the Multiplier and the return you realize may be less than the Multiplier times the return of the applicable Index, even if such return is positive and does not exceed the applicable Maximum Gain.

♦
The Appreciation Potential of the Securities Is Limited by the Applicable Maximum Gain — If the applicable Index Return is positive, Royal Bank of Canada will pay you $10 per Security at maturity plus an additional return that will not exceed the applicable Maximum Gain, regardless of the appreciation in the applicable Index, which may be significant.  Therefore, you will not benefit from any appreciation of the applicable Index in excess of an amount that, when multiplied by the Multiplier, exceeds the applicable Maximum Gain and your return on the Securities may be less than your return would be on a hypothetical direct investment in the applicable Index or in the component stocks of that Index.

♦	No Interest Payments — Royal Bank of Canada will not pay any interest with respect to the Securities.

♦
An Investment in the Securities Is Subject to the Credit Risk of Royal Bank of Canada — The Securities are unsubordinated, unsecured debt obligations of the issuer, Royal Bank of Canada, and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due.  As a result, the actual and perceived creditworthiness of Royal Bank of Canada may affect the market value of the Securities and, in the event Royal Bank of Canada were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦
Your Return on the Securities May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity — The return that you will receive on the Securities, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you could earn if you bought a conventional senior interest bearing debt security of Royal Bank of Canada with the same maturity date or if you were able to invest directly in the applicable Index or the securities included in that Index.  Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

♦
No Dividend Payments or Voting Rights — Investing in the Securities is not equivalent to investing directly in any of the component securities of the applicable Index. As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the equity securities underlying the applicable Index would have. Each Index is a price return index, and the applicable Index Return excludes any cash dividend payments paid on its component stocks.

♦
Lack of Liquidity — The Securities will not be listed on any securities exchange.  RBC Capital Markets, LLC (“RBCCM”) intends to offer to purchase the Securities in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which RBCCM is willing to buy the Securities.

♦
The Initial Estimated Value of the Securities Is Less than the Price to the Public —  The initial estimated value for each of the Securities that is set forth on the cover page of this document, which is less than the public offering price you pay for the Securities, does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Securities in any secondary market (if any exists) at any time.  If you attempt to sell the Securities prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the level of the applicable Index, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount, and our estimated profit and the costs relating to our hedging of the Securities.  These factors, together with various credit, market and economic factors over the term of the Securities, are expected to reduce the price at which you may be able to sell the Securities in any secondary market and will affect the value of the Securities in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Securities prior to maturity may be less than the price to public, as any such sale price would not be expected to include the underwriting discount and our estimated profit and the costs relating to our hedging of the Securities. In addition, any price at which you may sell the Securities is likely to reflect customary bid-ask spreads for similar trades.  In addition to bid-ask spreads, the value of the Securities determined for any secondary market price is expected to be based on the secondary rate rather than the internal borrowing rate used to price the Securities and determine the initial estimated value.  As a result, the secondary price will be less than if the internal borrowing rate was used.  The Securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Securities to maturity.

♦
Our Initial Estimated Value of the Securities Is an Estimate Only, Calculated as of the Time the Terms of the Securities Are Set — The initial estimated value of each of the Securities is based on the value of our obligation to make the payments on the Securities, together with the mid-market value of the derivative embedded in the terms of the Securities.  See “Structuring the Securities” below.  Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Securities.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Securities or similar securities at a price that is significantly different than we do.

The value of the Securities at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Securities in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Securities.

♦
Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including hedging our obligations under the Securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦
Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates — RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the applicable Index or the equity securities included in that Index, and therefore, the market value of the relevant Securities.

♦
Changes Affecting the Applicable Index — The policies of an index sponsor concerning additions, deletions and substitutions of the stocks included in the applicable Index and the manner in which the index sponsor takes account of certain changes affecting those stocks included in that Index may adversely affect the level of that Index.  The policies of an index sponsor with respect to the calculation of its Index could also adversely affect the level of that Index.  An index sponsor may discontinue or suspend calculation or dissemination of its Index and has no obligation to consider your interests in the Securities when taking any action regarding that Index.  Any such actions could have an adverse effect on the value of the relevant Securities.

♦
An Investment in the Securities Linked to the RTY is Subject to Risks Associated in Investing in Stocks With a Small Market Capitalization —  The RTY consists of stocks issued by companies with relatively small market capitalizations.  These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies.  As a result, the level of the RTY may be more volatile than that of a market measure that does not track solely small-capitalization stocks.  Stock prices of small-capitalization companies are also often more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, and be less attractive to many investors if they do not pay dividends.  In addition, small capitalization companies are often less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of those individuals.  Small capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-capitalization companies.  These companies may also be more susceptible to adverse developments related to their products or services.

♦	Uncertain Tax Treatment — Significant aspects of the tax treatment of an investment in the Securities are uncertain. You should consult your tax adviser about your tax situation.

♦
Potential Royal Bank of Canada and UBS Impact on Price — Trading or other transactions by Royal Bank of Canada, UBS and our respective affiliates in the equity securities included in the applicable Index or in futures, options, exchange-traded funds or other derivative products on the equity securities included in that Index may adversely affect the market value of those equity securities, the level of that Index and therefore, the market value of the relevant Securities.

♦
Many Economic and Market Factors Will Impact the Value of the Securities — In addition to the level of the applicable Index on any trading day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the actual or expected volatility of the applicable Index;

♦	the time remaining to maturity of the Securities;

♦	the dividend rate on the equity securities included in the applicable Index;

♦	interest and yield rates in the market generally, as well as in each of the markets of the equity securities included in the applicable Index;

♦	a variety of economic, financial, political, regulatory or judicial events; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Hypothetical Examples and Return Table at Maturity
The following table and hypothetical examples below illustrate the payment at  maturity per $10.00 Security for a hypothetical range of Index Returns from -100.00% to +100.00% and assume a hypothetical Index Starting Level of 2,000, a hypothetical Trigger Level of 1,500, and a hypothetical Maximum Gain of 36.00% and reflect the Multiplier of 1.5. The actual Index Starting Level, Trigger Level and Maximum Gain for each of the Securities are set forth on the cover page of this pricing supplement. The hypothetical Payment at Maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity will be determined based on the applicable Index Ending Level on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Example 1 – On the Final Valuation Date, the Index closes 2% above the Index Starting Level. Because the Index Return is positive, Royal Bank of Canada will pay you an amount based upon the lesser of the Index Return times the Multiplier and the hypothetical Maximum Gain.  Since the Index Return of 2% times the Multiplier is less than the hypothetical Maximum Gain, the payment at maturity per $10 principal amount Security will be calculated as follows:

$10 + ($10 x 2% x 1.5) = $10 + $0.30 = $10.30

Example 2 – On the Final Valuation Date, the Index closes 30% above the Index Starting Level. Because the Index Return is positive, Royal Bank of Canada will pay you an amount based upon the lesser of the Index Return times the Multiplier and the hypothetical Maximum Gain.  Since the Index Return of 30% times the Multiplier is greater than the hypothetical Maximum Gain, the payment at maturity will be $13.60 per $10 principal amount Security, calculated as follows:

$10 + ($10 x 36%) = $10 + $3.60 = $13.60

Example 3 – On the Final Valuation Date, the Index closes 10% below the Index Starting Level.  Because the Index Return is negative, but the Index Ending Level is greater than the Trigger Level, Royal Bank of Canada will pay you at maturity the principal amount of $10 principal amount Security.

Example 4 – On the Final Valuation Date, the Index closes 40% below the Index Starting Level. Because the Index Return is negative and the Index Ending Level is less than the Trigger Level, Royal Bank of Canada will pay you at maturity a cash payment of $6 per $10 principal amount Security (a 40% loss on the principal amount), calculated as follows:

$10 + ($10 x -40%) = $10 - $4 = $6

Hypothetical Index Ending Level	Hypothetical Index Return1	Hypothetical Payment at Maturity ($)	Total Return on Securities2 (%)
4,000.0000	100.00%	$13.60	36.00%
3,500.0000	75.00%	$13.60	36.00%
3,000.0000	50.00%	$13.60	36.00%
2,800.0000	40.00%	$13.60	36.00%
2,600.0000	30.00%	$13.60	36.00%
2,480.0000	24.00%	$13.60	36.00%
2,200.0000	10.00%	$11.50	15.00%
2,100.0000	5.00%	$10.75	7.50%
2,040.0000	2.00%	$10.30	3.00%
2,000.0000	0.00%	$10.00	0.00%
1,900.0000	-5.00%	$10.00	0.00%
1,800.0000	-10.00%	$10.00	0.00%
1,600.0000	-20.00%	$10.00	0.00%
1,500.0000	-25.00%	$10.00	0.00%
1,400.0000	-30.00%	$7.00	-30.00%
1,200.0000	-40.00%	$6.00	-40.00%
1,000.0000	-50.00%	$5.00	-50.00%
500.0000	-75.00%	$2.50	-75.00%
0.0000	-100.00%	$0.00	-100.00%

1 The Index Return excludes any cash dividend payments.
2 The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 principal amount Security to the purchase price of $10 per Security.

What Are the Tax Consequences of the Securities?

U.S. Federal Income Tax Consequences

Set forth below, together with the discussion of U.S. federal income tax in the accompanying product prospectus supplement, prospectus supplement, and prospectus, is a summary of the material U.S. federal income tax consequences relating to an investment in the Securities.  The following summary supplements and to the extent inconsistent with supersedes the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a note with terms described herein as a pre-paid cash-settled derivative contract in respect of the applicable Index for U.S. federal income tax purposes, and the terms of the Securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization.  If the Securities are so treated, subject to the discussion in the accompanying product prospectus supplement concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, a holder should generally recognize capital gain or loss upon the sale or maturity of the Securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the Securities.  Alternative tax treatments are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special "constructive ownership rules" of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Recently finalized U.S. Treasury Department regulations provide that withholding on “dividend equivalent” payments (as discussed in the product prospectus supplement), if any, will not apply to Securities issued before January 1, 2016.

Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Securities.

The U.S. Treasury Department and the IRS have announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the product prospectus supplement) on payments of gross proceeds from a sale or redemption of the Securities will only apply to payments made after December 31, 2018.

Please see the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement for a further discussion of the U.S. federal income tax consequences of an investment in the Securities.

Canadian Federal Income Tax Consequences

For a discussion of the material Canadian federal income tax consequences relating to an investment in the Securities, please see the section entitled "Tax Consequences—Canadian Taxation" in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

Information About the Indices
We have derived all information contained in this pricing supplement regarding each of the Indices, including, without limitation, its make up, method of calculation, and changes in its components, from publicly available sources. The information reflects the policies of, and is subject to change by, the applicable index sponsor. Each index sponsor, which owns the copyright and all other rights to the applicable Index, has no obligation to continue to publish, and may discontinue publication of, that Index. The consequences of an index sponsor discontinuing publication of the applicable Index are discussed under the heading “General Terms of the Securities — Discontinuation of the Index; Alteration of Method of Calculation” on page PS-15 of the product prospectus supplement UBS-ROS-4.  None of us, UBS or RBCCM accepts any responsibility for the calculation, maintenance or publication of any Index or any successor index.

The S&P 500® Index
The SPX is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the U.S. equity market. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

The index sponsor chooses companies for inclusion in the SPX with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which the index sponsor uses as an assumed model for the composition of the total market. Relevant criteria employed by the index sponsor include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the SPX, with the approximate percentage of the market capitalization of the SPX included in each group as of August 31, 2015, indicated in parentheses: Information Technology (19.8%), Financials (16.8%), Health Care (15.6%), Consumer Discretionary (12.9%), Industrials (9.9%), Consumer Staples (9.6%), Energy (7.1%), Materials (2.9%), Utilities (2.09%) and Telecommunication Services (2.4%). S&P from time to time, in its sole discretion, may add companies to, or delete companies from, the SPX to achieve the objectives stated above.

The index sponsor calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the Securities will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.

Computation of the SPX

While the index sponsor currently employs the following methodology to calculate the SPX, no assurance can be given that the index sponsor will not modify or change this methodology in a manner that may affect the Payment at Maturity.

Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, the index sponsor began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. The index sponsor’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.

Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX.  Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings.  However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block.  If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding.  As of September 21, 2012, available float shares are defined as the total shares outstanding less shares held by control holders.  This calculation is subject to a 5% minimum threshold for control blocks.  For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, the index sponsor would assign that company an IWF of 1.00, as no control group meets the 5% threshold.  However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, the index sponsor would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control.  For companies with multiple classes of stock, the index sponsor calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941- 43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.

To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the SPX closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at the market offerings, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. Changes of less than 5.00% due to a company’s acquisition of another company in the SPX are made as soon as reasonably possible. All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

Changes in IWFs of more than five percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually when IWFs are reviewed.

License Agreement

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”).  These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®,” “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by us.  The SPX is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by us.

The Securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the Securities or any member of the public regarding the advisability of investing in Securities generally or in the Securities particularly or the ability of the SPX to track general market performance.  S&P Dow Jones Indices’ only relationship to us with respect to the SPX is the licensing of the SPX and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors.  The SPX is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the Securities.  S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the Securities into consideration in determining, composing or calculating the SPX.  S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the Securities or the timing of the issuance or sale of the Securities or in the determination or calculation of the equation by which the Securities are to be converted into cash.  S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Securities.  There is no assurance that investment products based on the SPX will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors.  Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice.   Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Securities currently being issued by us, but which may be similar to and competitive with the Securities.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the SPX.  It is possible that this trading activity will affect the value of the Securities.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE SPX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPX OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Historical Information

The following table sets forth the quarterly high, low and period-end closing levels of the SPX, as reported by Bloomberg.  The closing level of the SPX on September 25, 2015 was 1,931.34.  The historical performance of the SPX should not be taken as an indication of its future performance during the term of the Securities. We cannot give you assurance that the performance of the SPX will result in the return of any of your initial investment.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Period-End Close
1/02/2008	3/31/2008	1,447.16	1,273.37	1,322.70
4/01/2008	6/30/2008	1,426.63	1,278.38	1,280.00
7/01/2008	9/30/2008	1,305.32	1,106.39	1,166.36
10/01/2008	12/31/2008	1,161.06	752.44	903.25
1/02/2009	3/31/2009	934.70	676.53	797.87
4/01/2009	6/30/2009	946.21	811.08	919.32
7/01/2009	9/30/2009	1,071.66	879.13	1,057.08
10/01/2009	12/31/2009	1,127.78	1,025.21	1,115.10
1/04/2010	3/31/2010	1,174.17	1,056.74	1,169.43
4/01/2010	6/30/2010	1,217.28	1,030.71	1,030.71
7/01/2010	9/30/2010	1,148.67	1,022.58	1,141.20
10/01/2010	12/31/2010	1,259.78	1,137.03	1,257.64
1/03/2011	3/31/2011	1,343.01	1,256.88	1,325.83
4/01/2011	6/30/2011	1,363.61	1,265.42	1,320.64
7/01/2011	9/30/2011	1,353.22	1,119.46	1,131.42
10/03/2011	12/30/2011	1,285.09	1,099.23	1,257.60
1/03/2012	3/30/2012	1,416.51	1,277.06	1,408.47
4/02/2012	6/29/2012	1,419.04	1,278.04	1,362.16
7/02/2012	9/28/2012	1,465.77	1,334.76	1,440.67
10/01/2012	12/31/2012	1,461.40	1,353.33	1,426.19
1/02/2013	3/28/2013	1,569.19	1,457.15	1,569.19
4/01/2013	6/28/2013	1,669.16	1,541.61	1,606.28
7/01/2013	9/30/2013	1,725.52	1,614.08	1,681.55
10/01/2013	12/31/2013	1,848.36	1,655.45	1,848.36
1/02/2014	3/31/2014	1,878.04	1,741.89	1,872.34
4/01/2014	6/30/2014	1,962.87	1,815.69	1,960.23
7/01/2014	9/30/2014	2,011.36	1,909.57	1,972.29
10/01/2014	12/31/2014	2,090.57	1,862.49	2,058.90
1/01/2015	3/31/2015	2,117.39	1,992.67	2,067.89
4/01/2015	6/30/2015	2,130.82	2,057.64	2,063.11
7/01/2015	9/25/2015*	2,128.28	1,867.61	1,931.34

* This pricing supplement includes information for the third calendar quarter of 2015 for the period from July 1, 2015 through September 25, 2015.  Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2015.

The graph below illustrates the performance of the SPX from January 1, 2008 to September 25, 2015, based on the Index Starting Level of 1,931.34, which was its closing level on September 25, 2015, and the Trigger Level of 1,448.51, which is equal to 75% of the Index Starting Level.

S&P 500® Index (SPX)

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE.

Source: Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The Russell 2000® Index

The Russell 2000® Index

The index sponsor began dissemination of the RTY on January 1, 1984 and calculates and publishes the RTY.  The index was set to 135 as of the close of business on December 31, 1986. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market.  As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The RTY is determined, comprised, and calculated by the index sponsor without regard to the Securities.

Selection of Stocks Comprising the RTY

All companies eligible for inclusion in the RTY must be classified as a U.S. company under the index sponsor’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, the index sponsor defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”). Using the HCIs, the index sponsor compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, the index sponsor will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. The index sponsor uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, the index sponsor will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange.  BDI countries include: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

All securities eligible for inclusion in the RTY must trade on a major U.S. exchange.  Bulletin board, pink-sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion.  Stocks must trade at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution.  However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion.  If a stock, new or existing, does not have a closing price at or above $1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above $1.00 on another major U.S. exchange, that stock will be eligible for inclusion.

An important criteria used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding.  Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization.  Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, or trust receipts, are excluded from the calculation.  If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, Russell will determine a primary trading vehicle, and the price of that primary trading vehicle (usually the most liquid) is used to calculate market capitalization.

Companies with a total market capitalization of less than $30 million are not eligible for the RTY.  Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY. Royalty trusts, limited liability companies, closed-end investment companies, blank check companies, special-purpose acquisition companies, and limited partnerships are also not eligible for inclusion in the Russell U.S. Indices. Business development companies, exchange traded funds and mutual funds are also excluded. Bulletin board, pink-sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion.
Annual reconstitution is a process by which the RTY is completely rebuilt. On the last trading day of May, all eligible securities are ranked by their total market capitalization. The largest 4,000 become the Russell 3000E Index, and the other of the index sponsor’s indexes are determined from that set of securities. Reconstitution of the RTY occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday. In addition, the index sponsor adds initial public offerings to the RTY on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.

After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

License Agreement

Russell Investments (“Russell”) and Royal Bank of Canada have entered into a non-exclusive license agreement providing for the license to Royal Bank of Canada, and certain of its affiliates, in exchange for a fee, of the right to use indices owned and published by Russell in connection with some securities, including the Securities.
Russell does not guarantee the accuracy and/or the completeness of the RTY or any data included in the RTY and has no liability for any errors, omissions, or interruptions in the RTY.  Russell makes no warranty, express or implied, as to results to be obtained by the calculation agent, holders of the Securities, or any other person or entity from the use of the RTY or any data included in the RTY in connection with the rights licensed under the license agreement described in this pricing supplement or for any other use.  Russell makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the RTY or any data included in the RTY.  Without limiting any of the above information, in no event will Russell have any liability for any special, punitive, indirect or consequential damages, including lost profits, even if notified of the possibility of these damages.
The Securities are not sponsored, endorsed, sold or promoted by Russell.  Russell makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the RTY to track general stock market performance or a segment of the same.  Russell’s publication of the RTY in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the stocks upon which the RTY is based.  Russell’s only relationship to Royal Bank of Canada is the licensing of certain trademarks and trade names of Russell and of the RTY, which is determined, composed and calculated by Russell without regard to Royal Bank of Canada or the Securities.  Russell is not responsible for and has not reviewed the Securities nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise.  Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the RTY.  Russell has no obligation or liability in connection with the administration, marketing or trading of the Securities.

“Russell 2000®” and “Russell 3000®” are registered trademarks of Russell in the U.S. and other countries.

Historical Information

The following table sets forth the quarterly high, low and period-end closing levels of the RTY, as reported by Bloomberg.  The closing level of the RTY on September 25, 2015 was 1,122.789.  The historical performance of the RTY should not be taken as an indication of its future performance during the term of the Securities. We cannot give you assurance that the performance of the RTY will result in the return of any of your initial investment.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Period-End Close
1/01/2008	3/31/2008	753.548	643.966	687.967
4/01/2008	6/30/2008	763.266	686.073	689.659
7/01/2008	9/30/2008	754.377	657.718	679.583
10/01/2008	12/31/2008	671.590	385.308	499.453
1/01/2009	3/31/2009	514.710	343.260	422.748
4/01/2009	6/30/2009	531.680	429.158	508.281
7/01/2009	9/30/2009	620.695	479.267	604.278
10/01/2009	12/31/2009	634.072	562.395	625.389
1/01/2010	3/31/2010	690.303	586.491	678.643
4/01/2010	6/30/2010	741.922	609.486	609.486
7/01/2010	9/30/2010	677.642	590.034	676.139
10/01/2010	12/31/2010	792.347	669.450	783.647
1/03/2011	3/31/2011	843.549	773.184	843.549
4/01/2011	6/30/2011	865.291	777.197	827.429
7/01/2011	9/30/2011	858.113	643.421	644.156
10/03/2011	12/30/2011	765.432	609.490	740.916
1/03/2012	3/30/2012	846.129	747.275	830.301
4/02/2012	6/29/2012	840.626	737.241	798.487
7/02/2012	9/28/2012	864.697	767.751	837.450
10/01/2012	12/31/2012	852.495	769.483	849.350
1/02/2013	3/28/2013	953.068	872.605	951.542
4/01/2013	6/28/2013	999.985	901.513	977.475
7/01/2013	9/30/2013	1,078.409	989.535	1,073.786
10/01/2013	12/31/2013	1,163.637	1,043.459	1,163.637
1/02/2014	3/31/2014	1,208.651	1,093.594	1,173.038
4/01/2014	6/30/2014	1,192.964	1,095.986	1,192.964
7/01/2014	9/30/2014	1,208.150	1,101.676	1,101.676
10/01/2014	12/31/2014	1,219.109	1,049.303	1,204.696
1/02/2015	3/31/2015	1,266.373	1,154.709	1,252.772
4/01/2015	6/30/2015	1,295.799	1,215.417	1,253.947
7/01/2015	9/25/2015*	1,273.328	1,104.097	1,122.789

*
This pricing supplement includes information for the third calendar quarter of 2015 for the period from July 1, 2015 through September 25, 2015.  Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2015.

The graph below illustrates the performance of the RTY from January 1, 2008 to September 25, 2015, based on the Index Starting Level of 1,122.789, which was its closing level on September 25, 2015, and the Trigger Level of 842.092, which is equal to 75% of the Index Starting Level.

Russell 2000® Index (RTY)

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE.

Source: Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Supplemental Plan of Distribution (Conflicts of Interest)
We have agreed to indemnify UBS Financial Services Inc. and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS Financial Services Inc. and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus.  We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it will purchase from us to investors at the price to public or to its affiliates at the price indicated on the cover of this pricing supplement.

UBS may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates for distribution of the Securities.  Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” beginning on page PS-9 of the accompanying product prospectus supplement no. UBS-ROS-4.

The value of the Securities shown on your account statement may be based on RBCCM’s estimate of the value of the Securities if RBCCM or another of our affiliates were to make a market in the Securities (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Securities in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately eleven months after the issue date of the Securities, the value of the Securities that may be shown on your account statement may be higher than RBCCM’s estimated value of the Securities at that time.  This is because the estimated value of the Securities will not include the underwriting discount and our hedging costs and profits; however, the value of the Securities shown on your account statement during that period may be a higher amount, potentially reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Securities.  Any such excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Securities, it expects to do so at prices that reflect their estimated value. This period may be reduced at RBCCM’s discretion based on a variety of factors, including but not limited to, the amount of the Securities that we repurchase and our negotiated arrangements from time to time with UBS.

For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated April 30, 2015.

Structuring the Securities
The Securities are our debt securities, the return on which is linked to the performance of the applicable Index.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Securities reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate is a factor that resulted in a higher initial estimated value of the Securities at the time their terms are set than if the secondary market rate was used. Unlike the estimated value included on the cover of this document, any value of the Securities determined for purposes of a secondary market transaction may be based on a different borrowing rate, which may result in a lower value for the Securities than if our initial internal borrowing rate were used.

In order to satisfy our payment obligations under the Securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the applicable Index, and the tenor of the Securities.  The economic terms of the Securities and their initial estimated value depend in part on the terms of these hedging arrangements.

The lower implied borrowing rate is a factor that reduces the economic terms of the Securities to you.  The initial offering price of each of the Securities also reflects the underwriting commission and our estimated hedging costs.  These factors result in the initial estimated value for each of the Securities on the Trade Date being less than their public offering price.  See “Key Risks—The Initial Estimated Value of the Securities Will Be Less than the Price to the Public” above.

Terms Incorporated in Master Note
The terms appearing above under the caption “Final Terms of the Securities” and the provisions in the accompanying product prospectus supplement no. UBS-ROS-4 dated May 5, 2015 under the caption “General Terms of the Securities”, are incorporated into the master note issued to DTC, the registered holder of the Securities.

Validity of the Securities
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Securities has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Securities have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Securities will be validly issued and, to the extent validity of the Securities is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated April 30, 2015, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on April 30, 2015.

In the opinion of Morrison & Foerster LLP, when the Securities have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Securities will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated April 30, 2015, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated April 30, 2015.